Exhibit 99

June 12, 2002

Dear Shareowner,

This letter will report our first quarter financial results and update you on key actions we have taken since the February 13, 2002 decision to put the Company’s operations into run-off.

Summary of Operating Results

(In thousands)	Three months ended March 31, 2002	Three months ended March 31, 2001
Gross written premiums	$809,006	$343,340

Reinsurance loss:
Underwriting loss	$(13,762)	$(21,012)
Investment loss	(4,563)	(63,124)

	(18,325)	(84,136)
Real estate and leasing operating income	3,523	3,112
Gain on sale of real estate assets	47,100	5,161
Other operating expenses	(8,598)	(4,446)
Income taxes	(19,246)	(2,656)

Net income (loss)	$4,454	$(82,965)

Income (loss) per share	$0.04	$(0.69)

	As at March 31, 2002	As at December 31, 2001

Total shareowners’ equity	$1,320,555	$1,318,921

Net book value per share	$11.09	$11.07

Our net income for the three months ended March 31, 2002 was $4.5 million compared to a net loss of $83.0 million for the same period in 2001. The improved result was primarily due to reductions in underwriting and reinsurance investment losses and a gain on sale of our data processing facility. The facility and the land on which it is located was sold to UPS for total cash proceeds of $141.5 million, resulting in a pre-tax gain on sale of approximately $47.1 million. The tax charge for the three months ended March 31, 2002 was $19.2 million, increasing from $2.7 million for the same period in 2001 primarily due to taxes relating to the gain on sale of the facility.

Run off activities

Since our February 13, 2002 announcement, we have refocused our efforts to reflect our new run-off objectives to (a) preserve our current capital of $1.3 billion; (b) actively manage and settle our reinsurance liabilities; (c) control our internal overhead; (d) generate positive returns from our reinsurance investment portfolio and (e) prudently return capital to our shareowners over time.

Our activities through to the date of this letter have focused primarily on our objective of preserving our capital base, and include the following:

•
our initial step was to ensure the retention of 30 Bermuda-based employees who are critical to the achievement of our run-off objectives. On a sadder note, we also said goodbye to 35 employees whose positions were made redundant;

•
effective February 15, 2002, we sold our property catastrophe reinsurer, Overseas Partners Cat Ltd. (“OPCat”), to Renaissance Re Holdings Ltd., thereby ensuring that we are no longer exposed to losses from future catastrophic events such as hurricanes and earthquakes. The sale also generated total cash proceeds of $445 million to our subsidiary, Overseas Partners Re Ltd., which (subject to Bermuda regulatory requirements) will ultimately become distributable to our shareowners;

•
we purchased additional reinsurance protection to cover our remaining aviation exposures, which generally limits our maximum net exposure to future events to $3 million per occurrence. We will continue to research the costs and opportunities of purchasing additional reinsurance for other lines of business;

•
we completed the early commutation (i.e. negotiated settlement and cancellation) and novation (i.e. transfer of our rights and obligations to another reinsurer) of several multi-year reinsurance programs, particularly in our finite risk division, that had significant exposure to future loss and/or cash flow needs;

•
we continue to work with an interested party to sell our United States subsidiary, Overseas Partners US Reinsurance Company (“OPUS”) which, if completed, will ensure that we have no further exposure to reinsurance losses from this operation;

•
we have also continued our work from last year in reducing the volatility in our investment portfolio by further reducing our exposure to equity securities from 24% of the portfolio at December 31, 2001 to 14% at April 30, 2002. We have also eliminated the foreign currency component of our bond portfolio. As we are no longer generating new revenues we have had to invest a much larger portion of our portfolio in cash and short-duration bonds so that we can meet our claims obligations as they fall due. Naturally, the changes in asset mix not only reduce our investment risk but also reduce our expected yield, which is likely to be 3% to 4% per annum given the current economic climate.

Our value creation initiatives included the sale of our data processing facility as discussed above, which generated a pre-tax gain of $47.1 million. We also stepped up our marketing efforts on our two remaining Boston properties, our partnership interest in the Copley Place retail center and office complex and the Marriott Copley Hotel. We hope to be able to announce the sales of these properties with our 2nd quarter results.

The sale of OPCat, together with the potential sales of OPUS and the Boston real estate assets will generate significant cash proceeds that will ultimately be available for distribution to our shareowners. Unfortunately it is too early to make realistic estimates of the amount and timing of future capital distributions. Reinsurance regulation and legislation in both Bermuda and the United States require that each of our reinsurance subsidiaries maintain significant amounts of capital to absorb such things as (a) potential increases in our estimates of current and future reinsurance liabilities; (b) the potential for losses arising from the resolution of contingent liabilities such as those disclosed in Notes 4 and 14 to the Consolidated Financial Statements in our 2001 Annual Report; and (c) fluctuations in the market values of our investment portfolio. Consistent with our run-off objectives outlined above, we are continuing to reduce the risk and magnitude of these matters through a combination of purchasing reinsurance protection (where economically feasible), the early settlement of reinsurance liabilities through commutation and novation arrangements and the reduction in the volatility of our investment portfolio. The quicker we can favorably resolve these issues the quicker we can return some of our capital. However we work in a complex industry in which our liabilities will typically be paid out beyond the next 15 years and many of our creditors may not be willing to agree to an early settlement of such liabilities.

We will provide additional information on the timing and amounts of distributions in due course. Again, we thank you for your patience and support.

Sincerely,

/s/ Mark R. Bridges	/s/ Robert J. Clanin

Mark R. Bridges	Robert J. Clanin
President and Chief Executive Officer	Chairman of the Board of Directors
June 12, 2002	June 12, 2002

A more detailed discussion of our operating results can be obtained by reviewing our filing with the Securities & Exchange Commission on Form 10-Q for the period ended March 31, 2002. A copy of the 10-Q can be obtained by accessing our web site at www.overseaspartners.com or making a request to our Head Office—Overseas Partners Ltd., P.O. Box HM 1581, One Victoria Street, Hamilton HM GX, Bermuda.

Safe Harbor Disclosure

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Some of the statements contained in this Letter to Shareowners contain forward-looking information. Forward-looking statements are statements other than historical information or statements of current condition. Some forward looking statements can be identified by the use of such words as “expect,” “believe,” “goal,” “plan,” “intend,” “estimate,” “may” and “will” or similar words. These forward-looking statements relate to our plans and objectives for future operations including our operating strategy, trends in our industry and our policy on future distributions to shareowners.

You should be aware that these statements are subject to risks, uncertainties and other factors, that could cause the actual results to differ materially from those suggested by the forward-looking statements. Accordingly, there can be no assurance that those indicated results will be realized. Among the important factors that could cause actual results to differ materially from those indicated by our forward-looking statements are:

•	the uncertainties of the reserving process

•	the uncertainties surrounding the estimates of losses incurred as a result of the terrorist attacks on the World Trade Center and the related events of September 11, 2001

•	our ability to negotiate early settlement of our reinsurance liabilities through commutation and novation

•	our ability to collect reinsurance recoverables, particularly given the increased credit risk following the terrorist attacks on the World Trade Center and the related events of September 11, 2001

•	our ability to sell our remaining real estate assets

•	our ability to sell OPUS

•	the occurrence of catastrophic events with a frequency or severity exceeding our estimates

•	loss of the services of any of the Company’s remaining executive officers

•	uncertainties relating to government and regulatory policies (such as subjecting us to taxation in certain jurisdictions)

•	losses due to interest rate fluctuations

•	volatility in global financial markets which could affect our investment portfolio

•	the resolution of any pending or future tax assessments by the IRS against us

•	the resolution of other pending litigation

We do not undertake to update these forward-looking statements in any manner.